Exhibit 10.10


                      EXECUTIVE CHANGE OF CONTROL AGREEMENT


            THIS EXECUTIVE CHANGE OF CONTROL AGREEMENT is dated as of March 4, 2002 (this "Agreement"), by and between Mattson Technology, Inc., (the "Company"), and David Dutton (the "Executive").


                                    RECITALS

            WHEREAS, the Company desires to create a greater incentive for the Executive to remain in the employ of the Company, particularly in the event of any possible change or threatened change of control of the Company; and

            WHEREAS, the parties desire to memorialize their agreement with respect thereto in the manner set forth herein,

            NOW, THEREFORE, in consideration of the Executive's past and future services to the Company and the mutual covenants contained herein, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    AGREEMENT

     1. Termination By Company Without Cause Following a Change of Control. If the Executive's employment with the Company is terminated by the Company for any reason other than for "Good Cause" as defined in Section 8 herein, within one
(1) year following the occurrence of a "Change of Control" as defined in Section 8 herein, Executive shall be entitled to the following benefits:

          (a) Final Paycheck. Payment, in a lump sum, of any and all base salary due and owing through the date of termination, plus an amount equal to all earned but unused PTO hours through the date of termination and reimbursement for all reasonable expenses, less any deductions required by applicable law;

          (b) Continued Payment of Salary. In exchange for a signed, unrevoked General Release, payment of Executive's then-current base salary for a period of twelve (12) months, less any deductions required by applicable law; and

          (c) Accelerated Vesting. All unvested options granted as of the date of this Agreement as well as all unvested options granted after the date of this Agreement ("Options") shall fully vest, provided that such Options have not already accelerated under the Company Stock Option Plan.






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          (d) Medical and Dental Benefits. The Company shall pay for Executive's and his dependent's medical and dental benefit coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to the same extent provided for by the Company's group plans at the time of termination for a period of twelve (12) months; provided that Executive completes and returns the appropriate COBRA enrollment forms to the respective provider in a timely manner. In the event Executive becomes covered as a primary insured under another employer's group health plan during this period, Executive shall notify Company and Company shall cease its obligation to provide for continued medical and dental benefits coverage. The period of such Company-paid COBRA coverage shall be considered part of Executive's COBRA coverage entitlement period, and may, for tax purposes, be considered income to Executive.

     2. Termination By Executive for Good Reason Following a Change of Control. Alternatively, should Executive terminate employment with the Company for "Good Reason" as defined in Section 8 herein, with thirty (30) days written notice to the Company, within one (1) year of a "Change of Control" as defined in Section 8 herein, Executive shall be entitled to the following benefits:

          (a) Final Paycheck. Payment, in a lump sum, of any and all base salary due and owing through the date of termination, plus an amount equal to all earned but unused PTO hours through the date of termination and reimbursement for all reasonable expenses, less any deductions required by applicable law;

          (b) Continued Payment of Salary. In exchange for a sign, unrevoked General Release, payment of Executive's then-current base salary for a period of twenty four (24) months, less any deductions required by applicable law; and

          (c) Accelerated Vesting. Provided that Executive's Options have not accelerated under the Company Stock Option Plan, then all such Options shall fully vest.

          (d) Medical and Dental Benefits. The Company shall pay for Executive's and his dependent's medical and dental benefit coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), to the same extent provided for by the Company's group plans at the time of termination, for a period of eighteen (18) months ("COBRA Benefits Period"); provided that Executive completes and returns the appropriate COBRA enrollment forms to the respective provider in a timely manner. Further, upon conclusion of this COBRA Benefits Period, the Company shall pay Executive, on a monthly basis, an amount equivalent to the Executive's medical and dental benefit coverage under COBRA, for a period of six (6) months ("Post-COBRA Benefit Period"). The Executive shall be responsible for securing his and his dependent's benefits coverage in this Post-COBRA Benefits Period. In the event Executive becomes covered or insured under another employer's group health plan during either the COBRA Benefits Period or Post-COBRA Benefits Period, Executive shall notify Company and Company shall cease its obligation to provide for continued medical and dental benefits coverage and for payments thereof. The period of such Company-paid COBRA coverage shall be considered part of Executive's COBRA coverage entitlement period, and together with the Post-COBRA Benefits Period, may, for tax purposes, be considered income to Executive.


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     The severance benefits provided in this Section 2 are the exclusive remedies and shall not be provided in addition to those benefits provided in Sections 1 herein.

     3. Timing of Payments. The payments provided for in Sections 1(a) or 2(a) herein, as applicable, shall be payable immediately upon Executive's termination. Payments provided for in Sections 1(b) or 2(b) herein, as applicable, shall begin upon Executive's termination date or within ten (10) days after the Company's receipt of a signed, unrevoked release of claims, whichever is later, and shall continue in accordance with the Company's customary payroll practices. All such payments will be subject to applicable payroll or other taxes required to be withheld by the Company. Benefits provided for in Sections 1(c) or 2(c) shall be made in accordance with the Stock Option Plan. Benefits coverage provided for in Sections 1(d) and 2(d) shall begin on the first day of the next full month following the date of termination.

     4. Subsequent Employment. The compensation and benefits payable hereunder, with the exception of those benefits provided for under Sections 1(d) or 2(d), shall not be reduced or offset by any amounts that the Executive earns or could earn from any subsequent employment.

     5. Section 280G Matters. If the benefits described in Sections 1 or 2 herein, as applicable, (the "Severance Payment") would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and but for this Section would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), Executive shall either: (i) pay the Excise Tax, or (ii) have the benefits reduced to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants ("Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

     6. General Release. All compensation and benefits under Sections 1 or 2 herein, as applicable, are in consideration for the Executive's execution of a general release of all known and unknown claims that Executive may then have against the Company and its agents, a form of which is available from the Company. If the Executive does not properly execute such Release, the parties expressly acknowledge and agree that the Executive will not be entitled to any of the benefits provided under Sections 1 or 2 herein, as applicable.

     7. Employment Status. Nothing in this Agreement shall be deemed to constitute a contract for employment for any specific period of time. The parties expressly acknowledge and agree that the undersigned's employment with the Company shall continue to be "at will."



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     8. Definitions.

          (a) Good Cause. For purposes of this Agreement, "Good Cause" means:
     (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company, (ii) dishonesty, material breach of any agreement with the Company, or intentional misconduct, or (iii) commission of a crime involving dishonesty, breach of trust, physical or emotional harm to any person.

          (b) Good Reason. For purposes of this Agreement, "Good Reason" means any of the following, without Executive's written consent: (i) a significant reduction by the Company in Executive's annual base salary;
     (ii) the failure of the Company to obtain an agreement from any successor to the Company, or purchaser of all or substantially all of the Company's assets, to assume this Agreement; (iii) the assignment of Executive to duties which reflect a material adverse change in authority, responsibility or status with the Company or any successor; or (iv) the Company requiring Executive to reside or be based at a location 50 miles or more from the location where Executive was based immediately prior to the Change in ontrol.

          (c) Ownership Change Event. For purposes of the definition of "Change of Control," below, "Ownership Change Event" shall be defined in accordance with the Company's Stock Option Plan, that is: An "Ownership Change Event" shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of more than fifty percent (50%) of the voting stock of the Company;

               (ii) a merger or consolidation in which the Company is a party;

               (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or

               (iv) a liquidation or dissolution of the Company.

          (d) Change in Control. A "Change in Control" shall be defined in accordance with the Company's Stock Option Plan, that is: A "Change in Control" shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the "Transaction") wherein the shareholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the "Transferee Corporation(s)"), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.


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     9. Miscellaneous Provisions.

          (a) This Agreement, together with the Company's Stock Option Plans, stock option agreements and/or stock repurchase agreements and any Confidentiality, Proprietary Information and Assignment of Inventions Agreement, contains the entire agreement of the parties with respect to the subject matter herein and supersedes and replaces all prior or contemporaneous agreements or understandings between the parties. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by the Executive and Chief Executive Officer of the Company. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions, rights or elections or in any way effect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or other provisions, rights or elections which it may have under this Agreement.

          (b) Successors and Beneficiaries. This Agreement shall be binding on and inure to the benefit of the successors, assigns, heirs, devisees and personal representatives of the parties, including any successor to the Company by merger or combination and any purchaser of all or substantially all of the assets of the Company. In the event that the Executive dies before receipt of all benefits to which the Executive becomes entitled under this Agreement, the payment of such benefits will be made, on the due date or dates hereunder had the Executive survived, to the executors or administrators of the Executive's estate.

          (c) Governing Law. This Agreement is made in, and shall be governed by and construed in accordance with the laws of, the State of California.

          (d) Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.


            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

  "Company"                                 "the Executive"


  MATTSON, INC.                              -------------------------------
                                                     (David Dutton)


  By:
     ----------------------------            -------------------------------
     Name:                                            (Sign Name)
     Title:
                                             Address:

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